SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010

FRIENDLY AUTO DEALERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Employer Classification Code Number 7389	33-1176182 (I.R.S. Employer Identification Number)

4132 South Rainbow Road, Suite 514

Las Vegas, Nevada 89103

(Address of Principal Executive Offices and Zip Code)

(702) 321-6876

(Issuer's telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 18, 2010, Friendly Auto Dealers, Inc. filed form 8-K announcing its entry into a material definitive agreement not made in the ordinary course of its business between it and TMD Courses, Inc. The Form 8-K indicated that one of the conditions precedent to closing the material definitive agreement was Friendly Auto Dealers, Inc.’s obligation to conduct a 1:10 reverse split of its common stock. Since that date Friendly Auto Dealers, Inc. and TMD Courses, Inc. amended the material definitive agreement to remove this condition, thus eliminating the requirement of the Company to conduct a reverse split of its common stock.

The agreement as amended now provides that Friendly Auto Dealers, Inc. will exchange 250,523,333 shares of its common stock for one hundred percent of the issued and authorized shares of TMD Courses, Inc. Pending the closing, which is set on or about June 30, 2010, but not later than July 31, 2010, Friendly Auto Dealers, Inc. will act to complete the amendments to its articles of incorporation: (i) Change the name of the Company to Innovative Therapeutic Solutions, Inc.; and, (ii) Increase the number of authorized shares to seven hundred and five million from seventy five million shares. Upon completion of the aforementioned, the closing of the transaction will proceed. Friendly Auto Dealers, Inc. intends to hold the appropriate board of directors and shareholders meetings as soon as possible consistent with its by-laws and the Nevada Revised Statutes to consider and enact the proper resolutions to authorize these actions, whereupon Friendly Auto Dealers, Inc. will make the appropriate filings with the Commission as applicable.

No material relationships exist between the registrant Friendly Auto Dealers, Inc. or any of its affiliates and TMD Courses, Inc. and any of its affiliates or control persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIENDLY AUTO DEALERS, INC. (Registrant)

Date June 1, 2010

By /s/ Gerry Berg

Gerry Berg, PRESIDENT